Exhibit 99.1

NEWS RELEASE

Date:	May 3, 2005
Contact:	Wade F. B. Thompson or Peter B. Orthwein

THOR ANNOUNCES RECORD SALES FOR THIRD QUARTER, 9 MONTHS.
PURCHASES 256,000 OF ITS SHARES.

Thor Industries, Inc. (NYSE: THO) announced today record preliminary sales for the third quarter and nine months ended April 30, 2005.

Sales in the quarter were $727,000,000, up 13% from $646,000,000 last year. RV sales in the quarter were $661,000,000, up 11% from $594,000,000 last year. RV sales this quarter include $29,000,000 for CrossRoads RV acquired on November 1, 2004. Bus sales in the quarter were $66,000,000, up 27% from $52,000,000 last year.

Sales in the 9 months were $1,896,000,000, up 21% from $1,563,000,000 last year. RV sales in the 9 months were $1,722,000,000, up 23% from $1,402,000,000 last year. Bus sales in the 9 months were $174,000,000 up 8% from $161,000,000 last year.

RV retail sales were a record 24,867 units for the four months ended April, up 4% from 24,015 units last year. The RV industry continues to be very price competitive.

Total backlog on April 30, 2005 was $455,000,000 compared to $600,000,000 last year. RV backlog on April 30, 2005 was $315,000,000 versus $479,000,000 last year. Bus backlog was the highest in four years at $140,000,000, up 16% from $121,000,000 last year.

In the quarter the company purchased 256,000 of its common shares pursuant to its stock buy back program.

Thor is the largest manufacturer of recreation vehicles and the largest builder of mid-size buses.

This release includes “forward looking statements” that involve uncertainties and risks. There can be no assurance that actual results will not differ from the Company’s expectations. Factors which could cause materially different results include, among others, the success of new product introductions, the pace of acquisitions and cost structure improvements, competitive and general economic conditions, and the other risks set forth in the Company's filings with the Securities and Exchange Commission.